Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Equity Incentive Plan and 2023 Employee Share Purchase Plan of Structure Therapeutics Inc. of our reports dated February 27, 2025, with respect to the consolidated financial statements of Structure Therapeutics Inc. and the effectiveness of internal control over financial reporting of Structure Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

February 27, 2025